                CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES

                                AND PRIVILEGES OF

                            SERIES A PREFERRED STOCK

                                       OF

                               SYNC RESEARCH, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

      I, William K. Guerry, President and Chief Financial Officer of Sync Research, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on May 2, 2000 adopted the following resolution creating a series of shares of Preferred Stock designated as Series A Preferred Stock:

      "RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $0.001 par value, of the Corporation, to be designated "Series A Preferred Stock", initially consisting of seven hundred thousand (700,000) shares and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

      Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock", par value $0.001 per share, and the number of shares constituting such series shall be seven hundred thousand (700,000).

      Section 2. Dividend Provision. The holders of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of six percent (6%) per annum, which initially equals $0.191625 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, when and as declared by the Board of Directors or upon the event of any liquidation, dissolution or winding up of the

Corporation. Such dividends shall accumulate on each share of Series A Preferred Stock from and after May 12, 2000, and shall accumulate from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current dividend period, at the rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest. Dividends that have accumulated with respect to a share of Series A Preferred Stock but have not been declared shall, upon conversion of such share to Common Stock except in connection with the Osicom Merger, be deemed declared and payable. No dividends shall accumulate on any share of Series A Preferred Stock after conversion of such share to Common Stock.

      Section 3.  Liquidation; Acquisitions.

            (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $3.19375 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, plus accumulated but unpaid dividends. Accumulated dividends on the Series A Preferred Stock shall be deemed to be declared by the Board of Directors upon an event of liquidation, dissolution or winding up of the Corporation, but shall not be deemed to be declared by the Board of Directors upon the Osicom Merger. If, upon the occurrence of such liquidation, dissolution or winding up of the Corporation, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

            (b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

            (c)   Acquisition Events.

                  (i) An Acquisition of the Corporation other than the Osicom Merger shall be deemed to be a liquidation, dissolution or winding up for purposes of Section 2 and Section 3. The Osicom Merger shall not be treated as a liquidation, dissolution or winding up for purposes of Section 2 or 3, but shall instead be treated pursuant to Section 4(b) hereof. For purposes of this Certificate of Designation, "Acquisition" shall mean (A) the consummation of the transactions (the "Osicom Merger") contemplated by that certain Agreement and Plan of Merger by and among the Corporation, Merger Co, a Delaware corporation and wholly-owned subsidiary of the Corporation, Osicom Technologies, Inc. a Delaware corporation ("Osicom") and Osicom

Technologies, Inc., a New Jersey corporation ("Osicom New Jersey"), dated April 10, 2000, as may be amended by the parties thereto (the "Osicom Merger Agreement"), (B) the sale, conveyance or disposal, of all or substantially all of the Corporation's property or business, (C) the Corporation's merger into or consolidation with any other corporation other than a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (D) any other transaction or series of related transactions in which the Corporation's stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued as consideration in the transaction or series of related transactions or otherwise) hold less than a majority of the voting power of the surviving entity (or its successor or parent).

      Section 4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.19375 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be $3.19375. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).

            (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted , without any further action of any party, into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) the date specified by the consent or agreement in writing of the Company and the holders of a majority of the then outstanding shares of Series A Preferred Stock, or (ii) immediately prior to the effective time of the Osicom Merger.

            (c) Mechanics of Conversion. Subject to Section 4(b), before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, cause the transfer agent to issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            (d) Conversion Price Adjustments of Preferred Stock for Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the date on which shares of Series A Preferred Stock are first issued (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as provided in Section 4(d)(iii) below.

                        (ii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                        (iii) The following provisions shall apply for purposes of this Section 4(d):

                              (A)   The aggregate maximum number of shares of
Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

                              (B)   In the event of any change in the number
of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (C)   Upon the termination or expiration of the
convertibility or exercisability of any such Common Stock Equivalents, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

                  (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than an Acquisition or a subdivision or combination provided for elsewhere in this Certificate of Designation), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                   (g)  No Fractional Shares and Certificate as to Adjustments.

                        (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                        (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock.

                  (h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or to vote upon an Acquisition, or in the event of a proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall give notice to each holder of Series A Preferred Stock of the proposed dividend, distribution, right, or proposed Acquisition or liquidation, dissolution or winding up.

                  (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Certificate of Incorporation.

                  (j) Notices. Any notice required by this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given : (i) if delivered personally, on the date of delivery,
(ii) if delivered by confirmed facsimile transmission, on the date of such confirmation of receipt, (iii) if by overnight express courier, on the business day after the date of deposit with such courier, and (iv) if by U.S. mail, five business days after deposit in the United States mail, postage prepaid, and in each case addressed to each holder of record at his address appearing on the books of the Corporation.

      Section 5. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class on an as-converted basis, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded down to the next lowest whole number.

      Section 6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

      Section 7. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

      IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 11th day of May, 2000.




                                    ------------------------------------------
                                    William K. Guerry, President and
                                    Chief Financial Officer